INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC. REPORTS RECORD EARNINGS FOR FOURTH QUARTER AND FULL YEAR 2006

Fourth Quarter Financial Highlights

  GAAP diluted earnings per share of $0.38
  Proforma diluted earnings per share of $0.41
  Net income up 51.3% to $15.1 million
  Average daily trading volume up 17.3% to 2.4 million equity and index options contracts
  Revenues up 22.4% to $53.3 million; Gross margin up 27.3% to $47.6 million
  Record pre-tax margin of 55.8%

NEW YORK, February 6, 2007 - The International Securities Exchange Holdings, Inc. (NYSE:ISE) today reported that net income for the quarter ended December 31, 2006 increased 51.3% to $15.1 million, or $0.38 per share on a fully diluted basis. This compares to $10.0 million, or $0.26 per share on a fully diluted basis, in the same period in 2005. Included in the results for the quarter are adjustments of $1.2 million for the recovery of legal fees associated with our successful litigation to list options on SPDRs without a license, and $3.3 million for reimbursements to members due to an error in our billing system. Excluding these items, proforma net income for the quarter increased to $16.3 million, or $0.41 per share on a fully diluted basis.

Total revenues for the quarter increased 22.4% to $53.3 million versus $43.6 million in the prior year. Gross margin, or total revenues less cost of revenues, increased 27.3% to $47.6 million from $37.4 million in the fourth quarter of 2005. The average daily volume of equity and index options contracts traded increased 17.3% to 2.4 million contracts as compared to 2.1 million contracts in the year-ago quarter.

"We ended the year with another strong quarter of continued growth in our average daily volume and the successful implementation of our new business initiatives," said David Krell, ISE's President and Chief Executive Officer. "For the first time in our history, we posted average daily volumes in excess of two million contracts for each quarter and for the full year. We also made steady progress in building our new equities business, the ISE Stock Exchange, as we further expanded into new markets beyond our options business. The successful launch of our fully-displayed market was an important milestone as we prepare for the regulatory and competitive changes that we anticipate will occur later this year."

"All of our key business metrics remain robust. The double digit growth in trading volume, revenues, and profitability demonstrate the depth, breadth and leverage of our business model. Today's economic and competitive environment will present many opportunities and challenges in the year ahead, and we believe that our business model, strategy and management team are positioned to succeed," concluded Krell.

Fourth Quarter Results

Revenues

Transaction fee revenues increased to $40.9 million from $33.7 million last year due to continued strong growth in trading volumes. Member fees and other revenues increased to $7.5 million from $5.6 million in the same period last year due to an increase in connectivity fees which are charged to market makers based on quote capacity usage. There was also an increase in connectivity fees from our subsidiary, Longitude. Market data revenues increased to $5.0 million from $4.3 million in the prior year quarter.

Cost of Revenues, Gross Margin

Cost of revenues for the fourth quarter decreased to $5.8 million as compared to $6.2 million in the same period last year since we no longer pay a license fee for trading options on certain ETFs.

Gross margin increased to $47.6 million from $37.4 million in the fourth quarter of 2005.

Expenses

Total direct expenses for the fourth quarter of 2006 increased to $22.0 million as compared to $19.4 million in the fourth quarter of 2005 principally due to a $2.2 million increase in compensation and benefits expenses, in part attributable to higher incentive compensation. Technology and communications expenses increased to $4.0 million from $3.4 million due to increased network and capacity costs for our trading system. Professional fees decreased to $1.6 million from $1.9 million due to lower legal fees. Marketing and business development expenses decreased to $1.0 million from $1.1 million due to the timing of marketing programs. Depreciation and amortization increased to $1.8 million from $1.5 million due to higher amortization expense of the assets of Longitude, which was acquired in March 2006.

Income, Margins and Taxes

Pre-tax income for the fourth quarter of 2006 increased to $26.6 million versus $18.7 million last year.  Interest and investment income increased to $2.9 million from $1.4 million primarily due to interest income from higher cash balances.

Our pre-tax margin for the fourth quarter increased to a record 55.8% from 50.1% last year.

Our tax rate decreased to 43.3% from 46.8% in the fourth quarter of 2005 due to higher levels of non-deductible expenses in the previous year's quarter and lower state and local taxes in the current quarter.

Net income for the fourth quarter increased 51.3% to $15.1 million from $10.0 million in the prior year quarter.

Full Year Results

For the year, average daily volume of equity and index options increased to 2.4 million contracts traded as compared to 1.8 million equity and index options contracts traded in the prior year. Revenues increased to $202.1 million from $155.9 million. Gross margin increased to $178.7 million from $137.0 million. Net income increased to $55.2 million from $35.3 million last year. Earnings per share on a fully diluted basis were $1.38 as compared to $0.93 last year. Excluding our indirect expenses, proforma net income increased to $56.7 million from $36.6 million last year. Proforma earnings per share on a fully diluted basis were $1.42 as compared to $0.96 last year.

Balance Sheet

As of December 31, 2006, ISE had cash and cash equivalents and investments in securities of $292.8 million, total assets of $396.4 million, and stockholders' equity of $258.3 million. The Company recorded minority interest of $36.3 million as of December 31, 2006, which represents interests of minority shareholders in the Company's subsidiary. Included in cash and cash equivalents is $37.8 million, from ISE Stock Exchange which is reserved for its use. There were approximately 38.0 million shares of common stock outstanding.

Fourth Quarter Business Highlights

  ISE was the largest equity options exchange for the fourth quarter of 2006 based on total equity options trading.

  On October 5, 2006, ISE began trading options on the KBW Bank Index (Ticker: BKX). Timber Hill LLC serves as the Primary Market Maker.
  On October 10, 2006, ISE launched options trading on the ISE-REVERE Natural Gas Index(TM) (Ticker: FUM), a new sector benchmark for this growing industry. Timber Hill LLC serves as the Primary Market Maker.
  On October 16, 2006, ISE launched trading in its Second Market. As of December 31, 2006, 510 symbols were traded in the Second Market. When fully rolled out, members will have access to equity options that represent approximately 99% of industry volume through the ISE platform.
  On October 18, 2006, ISE launched ISEE Select(TM), its customized sentiment data offering. Through an intuitive browser application, ISEE Select enables subscribers to identify investor sentiment for individual securities or select industry sectors based on a unique calculation methodology that uses proprietary ISE opening customer trade data.
  On November 2, 2006, ISE announced that it filed a complaint in the United States District Court for the Southern District of New York seeking to end the exclusive listing of certain index options. ISE has asked the District Court to issue a declaratory judgment holding that ISE does not need a license to list index options on the Dow Jones Industrial Average (Ticker: DJX) and S&P 500 Index (Ticker: SPX). Currently, these two actively-traded index options trade exclusively on the Chicago Board Options Exchange (CBOE) pursuant to licensing agreements between CBOE and Dow Jones & Company (Dow Jones), the provider of the Dow Jones Industrial Average, and The McGraw-Hill Companies, Inc. (McGraw Hill), the provider of the S&P 500 Index.  Thereafter, on November 15, 2006, Dow Jones, McGraw Hill and CBOE filed a complaint against the ISE and The Options Clearing Corporation (OCC) in Illinois state court seeking to enjoin ISE from trading, and OCC from issuing, clearing and settling any ISE trades in the DJX and SPX.  ISE removed that case to the Federal District Court for the Northern District of Illinois.
  On November 9, 2006, ISE declared a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock, payable on December 29, 2006 to holders of record as of the close of business on December 22, 2006.
  On November 20, 2006, ISE began disseminating the underlying rates for ISE FX Options(TM), its foreign currency options product scheduled for launch in 2007, pending regulatory approval. Rates are now available for the four currency pairs that ISE will initially list: USD/EUR (Symbol: EUI), USD/GBP (Symbol: BPX), USD/JPY (Symbol: YUK), and USD/CAD (Symbol: CDD).
  On December 8, 2006, the ISE Stock Exchange successfully launched its fully-displayed stock market. With the launch of the fully-displayed market, the ISE Stock Exchange now offers the only fully-electronic dual structure that provides integrated access to both displayed and non-displayed liquidity pools.

  On December 19, 2006, ISE announced the launch of the ISE-Revere Wal-Mart Supplier Index (Ticker: WMX) in collaboration with Revere Data LLC. This unique, relationship-based index allows investors to track the overall price performance of companies that derive a significant portion of their revenues from supplying Wal-Mart Stores Inc., the world's leading retailer.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Transaction fees	$ 40,925	$ 33,689	$ 157,252	$ 116,121
Member fees and other	7,467	5,634	26,365	21,739
Market data	4,957	4,260	18,464	18,039
Total revenues	53,349	43,583	202,081	155,899

Cost of revenues:
Activity remittance fees	4,549	4,837	16,125	14,075
License fees	1,207	1,362	7,259	4,816
Total cost of revenues	5,756	6,199	23,384	18,891

Gross margin	47,593	37,384	178,697	137,008

Expenses:
Compensation and benefits	11,293	9,141	46,001	36,567
Technology and communications	4,008	3,412	15,405	13,648
Occupancy	1,257	1,164	5,244	4,492
Professional fees	1,558	1,908	6,061	5,984
Marketing and business development	1,010	1,113	3,199	3,949
Depreciation and amortization	1,762	1,489	6,845	6,017
Other	1,135	1,211	4,798	4,043
Total direct expenses	22,023	19,438	87,553	74,700

Recovery of legal fees	(1,210)	-	(1,210)	-
Billing reimbursement	3,297	-	3,297	-
Reorganization	-	34	326	339
Offering costs	-	569	-	902
Total expenses	24,110	20,041	89,966	75,941

Operating income	23,483	17,343	88,731	61,067

Interest and investment income	2,934	1,395	8,361	4,063
Minority interest	155	-	650	-
Income before provision for income taxes	26,572	18,738	97,742	65,130

Provision for income taxes	11,499	8,778	42,590	29,783
Net income	$ 15,073	$ 9,960	$ 55,152	$ 35,347

Earnings per share:
Basic	$ 0.40	$ 0.27	$ 1.47	$ 0.99
Diluted	$ 0.38	$ 0.26	$ 1.38	$ 0.93

Weighted average number of shares outstanding:
Basic	37,895	36,803	37,479	35,849
Diluted	40,049	38,976	39,893	37,947

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 200,015	$ 170,927
(including $37,767 reserved for ISE Stock Exchange as of December 31, 2006)
Accounts receivable, net	34,815	35,048
Income tax receivable	9,644	-
Securities owned	60,090	9,890
Other current assets	2,415	2,745
Total current assets	306,979	218,610

Securities owned	32,724	7,244
Accounts receivable	-	587
Fixed assets, net	29,009	29,205
Deferred tax asset, net	21,932	22,333
Other assets	5,781	2,517
Total assets	396,425	280,496

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	19,430	15,406
Compensation and benefits payable	12,453	8,371
Deferred revenue	5,129	4,687
Income tax payable	-	372
Payment for order flow payable	10,262	12,233
Total current liabilities	47,274	41,069

Deferred revenue	50,954	50,238
Other liabilities	3,609	4,211
Total liabilities	101,837	95,518

Minority interest	36,323	-

STOCKHOLDERS' EQUITY	258,265	184,978

Total liabilities, minority interest and stockholders' equity	$ 396,425	$ 280,496

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income	$55,152	$35,347
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	6,661	6,017
Asset impairment	184	-
Stock based compensation	8,056	4,825
Deferred taxes	401	(6,498)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(401)	(357)
Excess tax benefits from share-based payment arrangements	(19,207)	(4,011)

(Increase)/decrease in operating assets:
Accounts receivable, net	820	578
Income tax receivable	9,563	11,332
Securities owned	4,143	5,398
Other assets	321	4,084
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	4,024	6,972
Compensation and benefits payable	4,082	(6,149)
Income tax payable	(372)	4,383
Deferred revenue	1,158	(34)
Payment for order flow payable	(1,971)	(1,025)
Other liabilities	(602)	(738)
Net cash provided by operating activities	72,012	60,124

Cash flows from investing activities:
Purchase of fixed assets	(6,234)	(2,395)
Purchase of intangible assets	(2,910)	-
Purchase of available for sale securities	(94,305)	-
Maturities of available for sale securities	14,908	4,990
Net cash (used in)/provided by investing activities	(88,541)	2,595

Cash flows from financing activities:
Dividend	(7,635)	(11,784)
Net proceeds from initial public offering	-	70,739
Net contribution from minority shareholders	35,563	-
Proceeds from options exercised	1,484	395
Share repurchase	(3,002)	-
Excess tax benefits from share-based payment arrangements	19,207	4,011
Net cash provided by/(used in) financing activities	45,617	63,361

Increase in cash and cash equivalents	29,088	126,080
Cash and cash equivalents, beginning of period	170,927	44,847
Cash and cash equivalents, end of period	$200,015	$170,927
INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
KEY STATISTICAL INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Trading Days	63	63	251	252
Average daily trading volume (1) (2)
Equity and Index Options
Total U.S. industry equity and index options traded (in thousands)	8,669	7,006	8,078	5,969
Our equity and index options traded (in thousands)	2,415	2,059	2,359	1,781
Our market share of equity and index options traded	27.9%	29.4%	29.2%	29.8%
Equity Options
Total U.S. industry equity options traded (in thousands)	7,910	6,387	7,347	5,433
Our equity options traded (in thousands)	2,381	2,035	2,326	1,763
Our market share of equity options traded	30.1%	31.9%	31.7%	32.4%
Index Options
Total U.S. industry index options traded (in thousands)	759	619	731	536
Our index options traded (in thousands)	34	24	33	18
Our market share of index options traded	4.5%	3.9%	4.5%	3.4%
Our member total trading volume (sides, in thousands): (3)
Account type:
Customer	123,094	105,679	487,310	370,772
Firm proprietary	39,991	25,579	148,990	84,288
Market maker	141,257	128,142	547,623	442,332
Total Sides	304,342	259,400	1,183,923	897,392
Our market share of total industry trading: (4)
Customer	29.6%	30.7%	30.0%	30.3%
Firm proprietary	23.1%	22.7%	25.0%	22.0%
Market maker	28.1%	30.1%	29.8%	31.5%
Revenue:
Average transaction fee per side (5)	$0.134	$0.130	$0.133	$0.129
Average cost of transaction fee per side (6)	($0.019)	($0.024)	($0.020)	($0.021)
Average net transaction fee per side (6)	$0.116	$0.106	$0.113	$0.108
Average transaction fee per revenue side (7)	$0.175	$0.171	$0.176	$0.178
Our trades:(8)
Average contracts per trade	17.6	18.1	17.6	17.8
Average trades per day (in thousands)	136.5	114.0	133.9	100.3
Total trades (in thousands)	8,602	7,183	33,601	25,269
Our market share of industry trade volume	33.2%	32.7%	32.6%	33.8%
Our listed issues: (9)
Average number of issues traded during the period	1,203	795	968	743
Our Members (average number trading during period)
PMMs	10	10	10	10
CMMs	149	138	146	136
EAMs	104	97	102	95
Total	263	245	258	241
Employees (period average)
Full-time equivalent (10)	179	185	180	185

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products as well as options for listings in our Second Market.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products as well as options for listings in our Second Market. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended December 31, 2006 and 2005, we have waived and discounted $8,100 and $7,767 of our fees, respectively. For the year ended December 31, 2006 and 2005, we have waived and discounted $33,613 and $27,502 of our fees, respectively.

(6) Average cost of transaction fee per side is calculated by subtracting cost of revenues from transaction fees, which we refer to as net transaction fees, and dividing the result by the total number of sides executed on our exchange.

(7) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(8) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(9) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

(10) Excludes full-time equivalent employees of ISE Stock Exchange, LLC, beginning April 2006.

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews this non-GAAP financial measurement when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measures should be considered in the context with our GAAP results.

We have disclosed financial measures that reference our net transaction fees, which we define as our transaction fees excluding activity remittance fees and license fees. Under GAAP, activity remittance fees and ETF and index license fees are required to be recorded on a gross basis. Since activity remittance fees and ETF and index license fees are entirely offset by corresponding amounts in transaction fees, management believes that presenting net transaction fees provides a clearer measure of our transaction related performance. In addition, we have also disclosed financial measures excluding certain charges or adjustments related to a recovery of legal fees associated with our successful litigation to trade options on SPDRs without a license, reimbursements to members due to an error in our billing system, costs related to our reorganization into a holding company structure and expenses associated with our initial and secondary offerings.  Management excludes these items when evaluating the Company's financial performance as they believe these items do not directly relate to the costs of running its business or they do not directly relate to the current period presented as evaluated by management as opposed to accounting standards prescribed under GAAP.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
GAAP TO NON GAAP RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

GAAP Transaction fees, as reported	$ 40,925	$ 33,689	$ 157,252	$ 116,121
Less activity remittance fees	4,549	4,837	16,125	14,075
Less license fees	1,207	1,362	7,259	4,816
Net transaction fees, proforma	$ 35,169	$ 27,490	$ 133,868	$ 97,230

GAAP Income before provision for income taxes, as reported	$ 26,572	$18,738	$ 97,742	$ 65,130
Less Recovery of legal fees	(1,210)	-	(1,210)	-
Less Billing reimbursement	3,297	-	3,297	-
Less Reorganization	-	34	326	339
Less Offering costs	-	569	-	902
Income before provision for income taxes, proforma	$ 28,659	$19,341	$ 100,155	$ 66,371

GAAP Net income, as reported	$ 15,073	$ 9,960	$ 55,152	$ 35,347
Less Recovery of legal fees, net of tax	(683)	-	(683)	-
Less Billing reimbursement, net of tax	1,861	-	1,861	-
Less Reorganization, net of tax	-	34	326	339
Less Offering costs, net of tax	-	569	-	902
Net income, proforma	$ 16,251	$10,563	$ 56,656	$ 36,588

GAAP Diluted earnings per share, as reported	$ 0.38	$ 0.26	$ 1.38	$ 0.93
Less Recovery of legal fees, net of tax	(0.02)	-	(0.02)	-
Less Billing adjustment, net of tax	0.05	-	0.05	-
Less Reorganization, net of tax	-	0.00	0.01	0.01
Less Offering costs, net of tax	-	0.01	-	0.02
Diluted earnings per share, proforma	$ 0.41	$ 0.27	$ 1.42	$ 0.96

Gross Margin	47,593	37,384	178,697	137,008

GAAP pre-tax margins, as reported	55.8%	50.1%	54.7%	47.5%
Pre-tax margins, proforma	60.2%	51.7%	56.0%	48.4%

Earnings Conference Call

ISE will host a conference call to discuss its fourth quarter 2006 results at 8:30 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (866) 362-4832 and dialing the participant passcode 52799934. An archived recording of the call will be available from 10:30 a.m. on February 6, 2007 until midnight on February 7, 2007 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 84397432. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

International Securities Exchange Holdings, Inc. (NYSE: ISE), through its subsidiaries, operates a family of innovative securities markets. ISE is founded on the principle that technology and competition create better, more efficient markets for investors and consists of an options exchange, a stock exchange and an alternative markets platform. ISE continually enhances its trading systems and develops new products to provide investors with the best marketplace and investment tools to trade smarter.

ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully-electronic U.S. options exchange. Currently, ISE operates the largest U.S. equity options exchange and is among the leading options exchanges in the world. ISE offers index options, including a portfolio of proprietary index products, and enhanced market data products for sophisticated investors. ISE FX Options(TM) are slated to launch in 2007.

ISE Stock Exchange, launched in September 2006 with strategic partners, includes an innovative MidPoint Match(TM) platform which offers investors continuous price improvement. MidPoint Match was integrated with a fully-displayed Best Bid Offer market in December 2006.

ISE's alternative markets business currently consists of an events market trading platform known as Longitude. Longitude's patented and proprietary technology provides a unique pari-mutuel structure for derivatives auctions which results in greater trading and pricing flexibility for market participants.

For more information about ISE and its options exchange, visit www.iseoptions.com and for more information about ISE Stock Exchange, visit www.isestock.com. Additionally, to learn more about ISE alternative markets technology, visit www.longitude.com.

CONTACT:

Media:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.

-ISE-